Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
April 26, 2011

Tellabs first-quarter revenue totals $322 million

Company posts GAAP net loss of $24 million or 7 cents per share

Naperville, Ill. — Tellabs’ first-quarter 2011 revenue totaled $322 million, down 15% from $379 million in the first quarter of 2010.

On a GAAP basis, Tellabs recorded a net loss of $24 million or 7 cents per share in the first quarter of 2011, compared with net earnings of $46 million or 12 cents per share in the first quarter of 2010.

In the first quarter of 2011, Tellabs had a non-GAAP net loss of 3 cents per share, compared with net earnings of 11 cents per share in the year-ago quarter. Non-GAAP net loss was $11 million in the first quarter of 2011, compared with net earnings of $44 million in the year-ago quarter. Non-GAAP results exclude $7.7 million pretax or 1.4 cents after-tax per share in equity-based compensation expense.

To pursue the long-term growth opportunity of the mobile Internet, Tellabs increased its research and development (R&D) investment by 16% year over year to $80 million, or 25% of first-quarter revenue.

“While international revenue grew 40% from a year ago, lower revenue in North America drove Tellabs’ first-quarter results,” said Rob Pullen, Tellabs president and chief executive officer. “Going forward, we will continue to invest in the smart mobile Internet through increased R&D spending to position Tellabs for long-term growth.”

For the first quarter of 2011, Broadband segment revenue was $173 million, Transport segment revenue was $99 million and Services segment revenue was $50 million.

Second-Quarter 2011 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect second-quarter 2011 revenue to be up in a range from $325 million to $345 million. We expect non-GAAP gross margin to be flat with 1Q11, plus or minus one or two points, depending on product and customer mix. We expect second-quarter non-GAAP operating expense to be down slightly in the low $140 millions.

Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Standard Time today to discuss its first-quarter results and provide its outlook for the second quarter of 2011. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Standard Time today, until 10:30 p.m. Central Standard Time on Thursday, April 28, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 57860364. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 43 of the top 50 global telecom service providers choose our mobile, optical and business solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter 2011 guidance information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	First Quarter
In millions, except per-share data	4/1/11	4/2/10
Revenue
Products	$272.4	$318.5
Services	50.0	60.7

Total revenue	322.4	379.2

Cost of Revenue
Products	159.5	145.6
Services	40.6	41.7

Total cost of revenue	200.1	187.3

Gross Profit	122.3	191.9

Gross profit as a percentage of revenue	37.9%	50.6%

Gross profit as a percentage of revenue - products	41.4%	54.3%
Gross profit as a percentage of revenue - services	18.8%	31.3%

Operating Expenses
Research and development	80.3	69.2
Sales and marketing	44.7	45.1
General and administrative	23.7	24.8
Intangible asset amortization	5.2	7.4
Restructuring and other charges	1.0	10.0

Total operating expenses	154.9	156.5

Operating (Loss) Earnings	(32.6)	35.4

Operating (loss) earnings as a percentage of revenue	-10.1%	9.3%

Other Income
Interest income, net	3.3	3.9
Other (expense) income, net	(0.6)	2.7

Total other income	2.7	6.6

(Loss) Earnings Before Income Tax	(29.9)	42.0
Income tax benefit	5.8	3.6

Net (Loss) Earnings	$(24.1)	$45.6

Weighted Average Shares Outstanding
Basic	363.0	384.7

Diluted	363.0	388.6

Net (Loss) Earnings Per Share
Basic	$(0.07)	$0.12

Diluted	$(0.07)	$0.12

Cash Dividends Per Share	$0.02	$0.02

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	4/1/11	12/31/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$190.7	$208.8
Investments in marketable securities	866.5	925.7

Total cash, cash equivalents and marketable securities	1,057.2	1,134.5

Other marketable securities	179.9	213.6
Accounts receivable, net of allowances of $1.4 and $1.3	318.9	342.6
Inventories
Raw materials	38.2	30.3
Work in process	0.5	—
Finished goods	151.2	132.0

Total inventories	189.9	162.3
Income taxes	30.4	14.8
Miscellaneous receivables and other current assets	44.9	45.0

Total Current Assets	1,821.2	1,912.8

Property, Plant and Equipment
Land	21.1	20.8
Buildings and improvements	208.6	204.2
Equipment	434.4	422.8

Total property, plant and equipment	664.1	647.8
Accumulated depreciation	(394.6)	(378.5)

Property, plant and equipment, net	269.5	269.3
Goodwill	205.2	204.9
Intangible Assets, Net of Amortization	91.5	96.7
Other Assets	118.5	119.2

Total Assets	$2,505.9	$2,602.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$94.2	$123.4
Accrued compensation	51.2	97.2
Restructuring and other charges	6.2	7.7
Income taxes	94.2	88.4
Loan related to other marketable securities	179.9	213.6
Deferred revenue	52.6	43.0
Other accrued liabilities	89.2	89.8

Total Current Liabilities	567.5	663.1

Long-Term Restructuring Liabilities	2.7	3.1
Income Taxes	24.5	28.1
Other Long-Term Liabilities	50.0	47.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
502,881,004 and 501,744,627 shares issued	5.0	5.0
Additional paid-in capital	1,555.5	1,547.9
Treasury stock, at cost: 139,600,060 and 139,243,079 shares	(1,224.1)	(1,222.1)
Retained earnings	1,390.8	1,422.1
Accumulated other comprehensive income	134.0	108.6

Total Stockholders’ Equity	1,861.2	1,861.5

Total Liabilities and Stockholders’ Equity	$2,505.9	$2,602.9

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Quarter
	4/1/11	4/2/10
In millions
Operating Activities
Net (loss) earnings	$(24.1)	$45.6
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	19.5	19.8
Equity-based compensation	7.6	5.8
Deferred income taxes	11.5	3.1
Restructuring and other charges	1.0	10.0
Net loss (gain) on investments in marketable securities	0.1	(3.1)
Excess tax benefits from equity-based compensation	(0.2)	0.7
Net changes in assets and liabilities:
Accounts receivable	33.6	26.6
Inventories	(25.6)	(1.1)
Miscellaneous receivables and other current assets	(15.3)	4.6
Other assets	(1.6)	2.3
Accounts payable	(30.6)	(32.0)
Restructuring and other charges	(2.9)	(3.3)
Deferred revenue	7.7	15.7
Other accrued liabilities	(57.8)	(22.7)
Income taxes	(7.1)	(11.3)
Other long-term liabilities	2.7	(0.4)

Net Cash (Used for) Provided by Operating Activities	(81.5)	60.3

Investing Activities
Capital expenditures	(10.4)	(4.0)
Payments for purchases of investments	(177.8)	(268.4)
Proceeds from sales and maturities of investments	253.5	299.3

Net Cash Provided by Investing Activities	65.3	26.9

Financing Activities
Proceeds from issuance of common stock under stock plans	0.4	1.1
Repurchase of common stock	(2.0)	(2.3)
Excess tax benefits from equity-based compensation	0.2	(0.7)
Dividends paid	(7.2)	(7.7)

Net Cash Used for Financing Activities	(8.6)	(9.6)

Effect of Exchange Rate Changes on Cash	6.7	(2.3)

Net (Decrease) Increase in Cash and Cash Equivalents	(18.1)	75.3
Cash and Cash Equivalents - Beginning of Year	208.8	154.0

Cash and Cash Equivalents - End of Period	$190.7	$229.3

RESULTS OF OPERATIONS

For the first quarter of 2011, revenue was $322.4 million, compared with $379.2 million in the first quarter of 2010. We operate in three business segments: Broadband, Transport and Services. Revenue declined in all segments during the three-month period. (Further discussion of segment results can be found below.)

Consolidated gross profit margin in the first quarter of 2011 was 37.9%, compared with 50.6% in the year-ago quarter as products and services gross margins decreased.

Operating expenses in the first quarter of 2011 were $154.9 million, down slightly from $156.5 million in the year-ago quarter.

Operating loss in the first quarter of 2011 was $32.6 million, compared with operating earnings of $35.4 million in the year-ago quarter.

Net loss for the first quarter of 2011 was $24.1 million or $0.07 per share (basic and diluted), compared with net earnings of $45.6 million or $0.12 per share (basic and diluted) in the year-ago quarter.

Revenue (in millions)

	First Quarter
	2011	2010	Change
Products	$272.4	$318.5	(14.5)%
Services	50.0	60.7	(17.6)%

Total revenue	$322.4	$379.2	(15.0)%

On a geographic basis, revenue from customers outside North America grew to $147.3 million (or 46% of total revenue) in the first quarter of 2011, up 40.0% from $105.2 million (or 28% of total revenue) in the year-ago quarter. The increase in revenue was driven primarily by higher revenue for data products from customers in the Europe, Middle East and Africa region.

Revenue from customers in North America (United States and Canada) was $175.1 million (or 54% of total revenue) in the first quarter of 2011, compared with $274.0 million (or 72% of total revenue) in the year-ago quarter. Revenue concentration from our two major customers was 35% in the first quarter, lower than the prior quarter. The decrease in revenue was driven primarily by lower revenue for data and digital cross-connect systems from a major North American carrier.

In the first quarter of 2011, revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs SmartCore® 9100 Platform, and professional services) was $194.4 million (or 60% of total revenue), compared with $214.6 million (or 57% of total revenue) in the year-ago quarter. Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable.

Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for $128.0 million (or 40% of total revenue), compared with $164.6 million (or 43% of total revenue) in the year-ago quarter.

Gross Margin

	First Quarter
	2011	2010	% Point Change
Products	41.4%	54.3%	(12.9)
Services	18.8%	31.3%	(12.5)
Consolidated	37.9%	50.6%	(12.7)

The decline in products gross margin was driven by an unfavorable product mix, including lower revenue from higher-margin data and digital cross-connect systems and higher revenue from lower-margin optical transport systems, and lower overall product revenue. Services gross margin declined primarily due to lower overall services revenue and a less favorable services mix.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$80.3	$69.2	$11.1	24.9%	18.2%
Sales and marketing	44.7	45.1	(0.4)	13.9%	11.9%
General and administrative	23.7	24.8	(1.1)	7.4%	6.5%

Subtotal	148.7	139.1	9.6	46.1%	36.7%

Intangible asset amortization	5.2	7.4	(2.2)
Restructuring and other charges	1.0	10.0	(9.0)

Total operating expenses	$154.9	$156.5	$(1.6)

Operating expenses fell slightly during the first quarter of 2011, compared with the year-ago period. Higher research and development expenses primarily for products for the mobile Internet were offset by slightly lower sales, marketing, general and administrative expenses as well as lower restructuring and other charges. Restructuring and other charges of $1.0 million in 2011 are primarily due to severance expense related to previously announced restructuring plans.

Other Income (in millions)

	First Quarter
	2011	2010	Change
Interest income, net	$3.3	$3.9	$(0.6)
Other (expense) income, net	(0.6)	2.7	(3.3)

Total other income	$2.7	$6.6	$(3.9)

Interest income, net, declined due to lower yields during the first quarter of 2011, compared with the first quarter of 2010. Other (expense) income, net, was lower in the first quarter of 2011, compared with the first quarter of 2010, primarily due to gains on sales of marketable securities in the first quarter of 2010.

Income Taxes

For the first quarter of 2011, we reported a tax benefit of $5.8 million, compared with a benefit of $3.6 million for the first quarter of 2010. In the first quarter of 2011, a benefit of $3.4 million was recorded from the reversal of tax accruals that are no longer required due to an expiration of a statute of limitations, compared to a similar $13.3 million benefit recorded in the first quarter of 2010. Excluding these reversals, the tax benefit in the first quarter of 2011 was due to losses from domestic operations, partially offset by a valuation allowance on domestic deferred tax assets.

Segments

Segment Revenue (in millions)

	First Quarter
	2011	2010	Change
Broadband	$173.0	$191.1	(9.5)%
Transport	99.4	127.4	(22.0)%
Services	50.0	60.7	(17.6)%

Total revenue	$322.4	$379.2	(15.0)%

Segment Profit* (in millions)

	First Quarter
	2011	2010	Change
Broadband	$19.7	$60.8	(67.6)%
Transport	16.0	45.0	(64.4)%
Services	10.0	19.5	(48.7)%

Total segment profit	$45.7	$125.3	(63.5)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Broadband

Revenue

Revenue from the Broadband segment was $173.0 million in the first quarter of 2011, compared with $191.1 million in the year-ago quarter. The Broadband segment includes data products, managed access products and access products. Reduced revenue from data and managed access products was partially offset by increased revenue from access products.

Data product revenue was $106.5 million in the first quarter of 2011, compared with $130.7 million in the year-ago quarter. Increased revenue from customers in the Europe, Middle East and Africa regions was offset by lower revenue in other geographies. Access revenue was $40.1 million in the first quarter of 2011, up 33.2% from $30.1 million in the year-ago quarter, driven by increased revenue from access systems and single-family optical network terminal (ONT) units. Managed access revenue was $26.4 million in the first quarter of 2011, compared with $30.3 million in the year-ago quarter. Most of the decline came from lower revenue from managed access systems.

Segment Profit

Broadband segment profit was $19.7 million in the first quarter of 2011, compared with $60.8 million in the year-ago quarter. The decline in segment profit was driven primarily by lower overall revenue from data products, a higher mix of lower-margin International data revenue and higher research and development expenses.

Transport

Revenue

Revenue from the Transport segment was $99.4 million in the first quarter of 2011, compared with $127.4 million in the year-ago quarter. Increased revenue from optical transport systems was offset by lower revenue from digital cross-connect systems.

Segment Profit

Transport segment profit was $16.0 million in the first quarter of 2011, compared with $45.0 million in the year-ago quarter. The decline in segment profit was driven primarily by lower revenue from higher-margin digital cross-connect systems and higher revenue from lower-margin optical transport systems.

Services

Revenue

Revenue from the Services segment was $50.0 million in the first quarter of 2011, compared with $60.7 million in the year-ago quarter. The decline in segment revenue was driven primarily by lower deployment services revenue in North America.

Segment Profit

Services segment profit was $10.0 million in the first quarter of 2011, compared with $19.5 million in the year-ago quarter. The decrease in segment profit was primarily due to lower overall services revenue and a less favorable services mix.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,057.2 million as of April 1, 2011, which decreased by $77.3 million since year-end 2010. Of the total cash, cash equivalents and marketable securities, as of April 1, 2011, $382.8 million was held in subsidiaries outside the United States. Cash used for operating activities during the quarter amounted to $81.5 million.

During the first quarter of 2011, we distributed $7.2 million to our stockholders through our quarterly cash dividend. We also repurchased 0.1 million shares of common stock at a cost of $0.5 million under the 10b5-1 plan. We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, our geographic revenue split and the split between our growth and core portfolios.

Comparing our first-quarter 2011 results with the fourth quarter of 2010:

For the first quarter of 2011, total revenue was $322.4 million, compared with $410.5 million in the prior quarter. On a sequential basis, revenue declined across all three segments. Revenue concentration from our major customers decreased in the first quarter of 2011, compared with the prior quarter.

Total Broadband revenue for the first quarter of 2011 was $173.0 million, compared with $227.0 million in the prior quarter. Within the Broadband segment, data revenue was $106.5 million, compared with $119.9 million in the prior quarter. Higher revenue for data products from customers outside North America was offset by lower revenue from data customers in North America. Access revenue was $40.1 million, compared with $69.6 million in the prior quarter, driven primarily by lower revenue from single family ONT units. Managed access revenue was $26.4 million, compared with $37.5 million in the prior quarter, on lower revenue from SDH transport systems and managed access systems. Broadband segment profit for the first quarter of 2011 was $19.7 million, compared with $33.8 million in the prior quarter. The decline in segment profit was driven by lower overall segment revenue, partially offset by a $16.5 million charge for excess purchase commitments in the prior quarter.

Transport segment revenue for the first quarter of 2011 was $99.4 million, compared with $123.3 million in the prior quarter, primarily as a result of decreased revenue from optical transport and digital cross-connect systems. Transport segment profit for the first quarter of 2011, driven primarily by lower revenue from optical transport systems, was $16.0 million, compared with $23.5 million in the prior quarter.

Services segment revenue for the first quarter of 2011 was $50.0 million, compared with $60.2 million in the prior quarter. Services segment profit for the first quarter of 2011, driven primarily by lower overall services revenue and a less favorable services mix, was $10.0 million, compared with $18.5 million in the prior quarter.

North American revenue for the first quarter of 2011 was $175.1 million (or 54% of total revenue) compared with $240.5 million (or 59% of total revenue) in the prior quarter. Outside North America, revenue in the first quarter of 2011 was $147.3 million (or 46% of total revenue) compared with $170.0 million (or 41% of total revenue) in the prior quarter.

Growth portfolio revenue for the first quarter of 2011 was $194.4 million (or 60% of total revenue), compared with $231.4 million (or 56% of total revenue) in the prior quarter. Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable. In the first quarter of 2011, core portfolio revenue was $128.0 million (or 40% of total revenue), compared with $179.1 million (or 44% of total revenue) in the prior quarter.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Comparing our first-quarter 2011 results with the fourth quarter of 2010:

Non-GAAP gross profit margin for the first quarter of 2011 was 38.3%, compared with 38.2% in the prior quarter when a $16.5 million charge for excess purchase commitments reduced non-GAAP gross margins by 4.0%. Excluding the impact of the charge, non-GAAP gross profit margin in the fourth quarter of 2010 would have been 42.2%. Primary drivers for the decline in gross profit margin to 38.3% from 42.2% in the prior quarter were lower overall product revenue and services margins and higher warranty and excess and obsolete costs.

Non-GAAP operating expenses for the first quarter of 2011 were $142.1 million, compared with $151.1 million in the prior quarter. Increased research and development expenses for products for the smart mobile Internet were offset by lower spending across the rest of the business.

Non-GAAP operating loss for the first quarter of 2011, driven by lower revenue and gross profit, was $18.7 million, compared with operating earnings of $5.7 million in the prior quarter.

Non-GAAP net loss in the first quarter of 2011, driven primarily by the overall decrease in revenue and gross margin, was $10.9 million or $0.03 per share (basic and diluted), compared with net earnings of $5.7 million or $0.02 per share (basic and diluted) in the prior quarter.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2011			First Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$272.4	$—	$272.4	$318.5	$—	$318.5
Services	50.0	—	50.0	60.7	—	60.7

Total revenue	322.4	—	322.4	379.2	—	379.2

Cost of Revenue
Products (a)	159.5	(0.5)	159.0	145.6	(0.4)	145.2
Services (a)	40.6	(0.6)	40.0	41.7	(0.5)	41.2

Total cost of revenue	200.1	(1.1)	199.0	187.3	(0.9)	186.4

Gross Profit	122.3	1.1	123.4	191.9	0.9	192.8

Gross profit as a percentage of revenue	37.9%	0.4%	38.3%	50.6%	0.2%	50.8%

Gross profit as a percentage of revenue - products	41.4%	0.2%	41.6%	54.3%	0.1%	54.4%
Gross profit as a percentage of revenue - services	18.8%	1.2%	20.0%	31.3%	0.8%	32.1%

Operating Expenses
Research and development (a)	80.3	(2.6)	77.7	69.2	(1.7)	67.5
Sales and marketing (a)	44.7	(1.3)	43.4	45.1	(1.1)	44.0
General and administrative (a)	23.7	(2.7)	21.0	24.8	(1.9)	22.9
Intangible asset amortization (b)	5.2	(5.2)	—	7.4	(7.4)	—
Restructuring and other charges (c)	1.0	(1.0)	—	10.0	(10.0)	—

Total operating expenses	154.9	(12.8)	142.1	156.5	(22.1)	134.4

Operating (Loss) Earnings	(32.6)	13.9	(18.7)	35.4	23.0	58.4

Operating (loss) earnings as a percentage of revenue	-10.1%	4.3%	-5.8%	9.3%	6.1%	15.4%

Other Income
Interest income, net	3.3	—	3.3	3.9	—	3.9
Other (expense) income, net	(0.6)	—	(0.6)	2.7	—	2.7

Total other income	2.7	—	2.7	6.6	—	6.6

(Loss) Earnings Before Income Tax	(29.9)	13.9	(16.0)	42.0	23.0	65.0
Income tax benefit (expense) (e)	5.8	(0.7)	5.1	3.6	(24.4)	(20.8)

Net (Loss) Earnings	$(24.1)	$13.2	$(10.9)	$45.6	$(1.4)	$44.2

Weighted Average Shares Outstanding
Basic	363.0		363.0	384.7		384.7

Diluted	363.0		363.0	388.6		388.6

Net (Loss) Earnings Per Share
Basic	$(0.07)	$0.04	$(0.03)	$0.12	$(0.01)	$0.11

Diluted	$(0.07)	$0.04	$(0.03)	$0.12	$(0.01)	$0.11

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2011			Fourth Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$272.4	$—	$272.4	$350.3	$—	$350.3
Services	50.0	—	50.0	60.2	—	60.2

Total revenue	322.4	—	322.4	410.5	—	410.5

Cost of Revenue
Products (a)	159.5	(0.5)	159.0	212.4	(0.4)	212.0
Services (a)	40.6	(0.6)	40.0	42.3	(0.6)	41.7

Total cost of revenue	200.1	(1.1)	199.0	254.7	(1.0)	253.7

Gross Profit	122.3	1.1	123.4	155.8	1.0	156.8

Gross profit as a percentage of revenue	37.9%	0.4%	38.3%	38.0%	0.2%	38.2%

Gross profit as a percentage of revenue - products	41.4%	0.2%	41.6%	39.4%	0.1%	39.5%
Gross profit as a percentage of revenue - services	18.8%	1.2%	20.0%	29.7%	1.0%	30.7%

Operating Expenses
Research and development (a)	80.3	(2.6)	77.7	82.9	(1.9)	81.0
Sales and marketing (a)	44.7	(1.3)	43.4	46.8	(1.2)	45.6
General and administrative (a)	23.7	(2.7)	21.0	26.7	(2.2)	24.5
Intangible asset amortization (b)	5.2	(5.2)	—	6.1	(6.1)	—
Restructuring and other charges (c)	1.0	(1.0)	—	—	—	—

Total operating expenses	154.9	(12.8)	142.1	162.5	(11.4)	151.1

Operating (Loss) Earnings	(32.6)	13.9	(18.7)	(6.7)	12.4	5.7

Operating (loss) earnings as a percentage of revenue	-10.1%	4.3%	-5.8%	-1.6%	3.0%	1.4%

Other Income
Interest income, net	3.3	—	3.3	3.4	—	3.4
Other (expense) income, net (d)	(0.6)	—	(0.6)	(4.5)	3.8	(0.7)

Total other income (expense)	2.7	—	2.7	(1.1)	3.8	2.7

(Loss) Earnings Before Income Tax	(29.9)	13.9	(16.0)	(7.8)	16.2	8.4
Income tax benefit (expense) (e)	5.8	(0.7)	5.1	(3.1)	0.4	(2.7)

Net (Loss) Earnings	$(24.1)	$13.2	$(10.9)	$(10.9)	$16.6	$5.7

Weighted Average Shares Outstanding
Basic	363.0		363.0	365.9		365.9

Diluted	363.0		363.0	365.9		369.6

Net (Loss) Earnings Per Share
Basic	$(0.07)	$0.04	$(0.03)	$(0.03)	$0.05	$0.02

Diluted	$(0.07)	$0.04	$(0.03)	$(0.03)	$0.05	$0.02

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our fundamental operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	Other (expense) income, net includes charges to write-down long-term equity investments of $3.8 million in the fourth quarter of 2010. We exclude write-downs and gains on sales of long-term equity investments in partnerships and start-up technology companies because we believe that they are not related directly to the underlying performance of our working capital assets.

(e)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.